Exhibit 99.1

Stratagene Revenue Grows 37% in Third Quarter; Strong Growth in QPCR, Mutagenesis and Allergy Clinical Diagnostics Product Lines EPS of $0.10

    LA JOLLA, Calif.--(BUSINESS WIRE)--Nov. 9, 2004--

   Company Provides Fourth Quarter 2004 and Full Year 2005 Guidance

    Stratagene Corporation (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, today released financial results for the third quarter ended September 30, 2004.
    For the third quarter of 2004, Stratagene's revenue grew 37% to $23.1 million compared with $16.9 million in the third quarter of 2003. For the nine-month period ended September 30, 2004, the Company's revenue grew 23% to $62.2 million compared with $50.8 million in the same period of 2003.
    For the third quarter of 2004, the Company generated net income of $2.2 million, or $0.10 per diluted share, compared with $608,000, or $0.04 per diluted share, in the comparable quarter of 2003. For the first nine months of 2004, the Company's net income was $5.7 million, or $0.31 per diluted share, compared with $3.0 million, or $0.19 per diluted share, for the comparable period of 2003. Net income in the third quarter and the first nine months of 2004 included other income of approximately $665,000 resulting from a litigation settlement, which was offset by the effect of a 45% income tax rate due to the non-deductibility of start-up expenses in Japan. Excluding these two items, earnings per share would have been $0.09.
    At September 30, 2004, cash, cash equivalents and marketable securities were $5.1 million and total assets were $82.1 million. Since June, the Company has repaid more than $9 million in total debt.
    "Our financial performance during the quarter was quite pleasing and reflected the strength of our broad product portfolio," said Joseph A. Sorge, MD, President and CEO of Stratagene Corporation. "Quantitative PCR (QPCR), mutagenesis and allergy diagnostic sales grew by 29%, 13% and 23% respectively, and continue to lead our sales growth on a product basis. We have smoothly integrated the Hycor business, and plan to focus our attention on opportunities in molecular diagnostics."
    "Based on the early feedback we have received on the competitive performance of our FullVelocity QPCR kits, we believe we are well positioned to succeed on our molecular diagnostics initiatives," said Dr. Sorge. "We remain on target to launch the first product based on this technology during the second half of 2005."
    Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq: HYBD), with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's year-to-date 2004 results include the historical results of Stratagene combined with the results of Hycor from the effective date of the merger through September 30, 2004. The inclusion of Hycor's results subsequent to the completion of the merger transaction is responsible for $5.6 million and $7.7 million of the increase in revenues in the three and nine month periods both ended September 30, 2004.
    Gross margin decreased slightly to 65% for the third quarter of 2004, compared with 66% for the same quarter of 2003 due to a higher mix of sales of lower margin diagnostic products partially offset by favorable manufacturing variances. For the first nine months of 2004, gross margin decreased to 66% compared to 68% in the comparable period of 2003.
    Selling, marketing and general and administrative expenses increased 34% in the third quarter to $8.5 million compared with $6.4 million in the third quarter of 2003 as a result of the merger with Hycor. Stratagene also recorded amortizable intangible assets related to patents, trade names and customer contracts, which are being amortized to selling, general and administrative expense through approximately June 2007. The quarterly amortization expense is currently at approximately $130,000.
    Subsequent to filing Stratagene's registration statement of Form S-4 in October 2003, the Company identified errors in its financial statements for the three and six month periods ended June 30, 2003, that related to its European subsidiary and its derivative instruments. The financial statements for the 2003 periods presented in this press release reflect the effects of these restatements.

    Outlook for Fourth Quarter of 2004 and the Full Year 2005

    For the fourth quarter of 2004, Stratagene expects revenue to be between $21 and $22 million net income of $.06 to $.07 per share. The Company now expects its effective tax rate to be 40%, compared with its previous expectation of 36%, due to the non-deductibility of start-up expenses in Japan.
    For the full year 2005, Stratagene expects revenue of $95 to $98 million, with gross margins of approximately 64% and net income of $.35 to $.40 per share.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Tuesday, November 9, 2004, at 4:30 p.m. Eastern Time to discuss the Company's third quarter results, outlook for the remainder of 2004 and the full year 2005, as well as current corporate developments. The dial-in number for the conference call is 800-240-6709 for domestic participants and 303-262-2211 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight on Tuesday, November 16, 2004. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11014365#. To access the live webcast of the call, go to Stratagene's website at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corporation

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research division supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic division develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostics kits and instrumentation. More information is available at www.stratagene.com.

    Forward-Looking Statements

    This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including Stratagene's beliefs about its business prospects and future results of operations. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the absence of a public market for the Stratagene common stock prior to the merger transaction with Hycor, the failure of the company to manage the cost of integrating Stratagene and Hycor, the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please refer to the "risk factors" contained in Stratagene's Form S-4 Registration Statement (Registration No. 333-109420) relating to the Hycor merger transaction and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including quarterly reports on Form 10-Q and annual reports on Form 10-K.


               STRATAGENE CORPORATION AND SUBSIDIARIES
                             (unaudited)
           (Dollars in thousands except earnings per share)

CONDENSED CONSOLIDATED INCOME
 STATEMENTS                   Three Months Ended   Nine Months Ended
- -----------------------------
                                 September 30,       September 30,
                              ------------------- --------------------
                                2004      2003      2004      2003
                              --------- --------- --------- ----------
                                                               (as
                                                             restated)
Product sales                  $23,077   $16,871   $62,245    $50,772
Costs and expenses:
  Cost of products sold          8,088     5,680    21,138     16,206
  Research and development       2,728     2,534     8,060      8,126
  Sales, marketing and
   general and administrative    8,540     6,367    25,485     18,966
                              --------- --------- --------- ----------
Total costs and expenses        19,356    14,581    54,683     43,298
                              --------- --------- --------- ----------
Income from operations           3,721     2,290     7,562      7,474
Other income and expenses:
  Gain (loss) on foreign
   currency transactions          (134)     (278)     (218)      (326)
  Equity in income (loss) of
   joint venture                    51       (63)    1,813       (148)
  Interest expense                (249)     (987)   (1,440)    (2,553)
  Interest and other income        683        23       882        148
                              --------- --------- --------- ----------
Total other expenses               351    (1,305)    1,037     (2,879)
                              --------- --------- --------- ----------
Income before income taxes       4,072       985     8,599      4,595
Income tax expense (benefit)     1,863       377     2,857      1,580
                              --------- --------- --------- ----------
          Net income            $2,209      $608    $5,742     $3,015
                              ========= ========= ========= ==========

Earnings per share:
Basic                            $0.10     $0.04     $0.31      $0.19
Diluted                          $0.10     $0.04     $0.31      $0.19

Weighted average shares:
Basic                           21,942    15,633    18,398     15,633
Diluted                         22,078    15,633    18,402     15,633


CONDENSED CONSOLIDATED
 BALANCE SHEETS                         September 30,   Dec. 31,
- -----------------------------
                                            2004          2003
                                        ------------- -------------
Cash, cash equivalents and
 marketable securities                        $5,120        $2,004
Other current assets                          28,272        21,663
Property and equipment, net                   11,914        10,321
Goodwill                                      27,854             -
Other assets, net                              8,913         4,600
                                        ------------- -------------
 Total assets                                $82,073       $38,588
                                        ============= =============

Current portion of long-term
 debt                                         $3,402          $920
Other current liabilities                     15,481        13,262
Long-term debt, less current
 portion                                       8,977        29,462
Other long-term liabilities                    1,588           891
Stockholders' equity
 (deficit)                                    52,625        (5,947)
                                        ------------- -------------
  Total liabilities and
   stockholders' equity
   (deficit)                                 $82,073       $38,588
                                        ============= =============


CONDENSED CONSOLIDATED
 STATEMENTS OF CASH FLOWS                    Nine Months Ended
- -----------------------------
                                               September 30,
                                        ---------------------------
                                            2004          2003
                                        ------------- -------------
                                                      (as restated)
Cash flows from operating
 activities:
  Net income                                  $5,742        $3,015
  Depreciation and
   amortization                                2,142         2,036
  Equity in (income) loss of
   joint venture                              (1,813)          148
  Stock-based compensation                       726             -
  Other items, net                             1,051         1,732
                                        ------------- -------------
    Net cash provided by
     operating activities                      7,848         6,931
                                        ------------- -------------
Cash flows from investing
 activities:
  Cash acquired in merger
   with Hycor, net of
   acquisition costs                           4,520             -
  Other items, net                              (181)       (1,417)
                                        ------------- -------------
    Net cash provided by
     investing activities                      4,339        (1,417)
                                        ------------- -------------
Cash flows from financing
 activities:
  Principal payments on debt,
   net                                        (9,559)       (2,499)
  Distributions to BCH
   members                                      (476)         (364)
Proceeds from issuance of
 common stock                                    176             -
                                        ------------- -------------
    Net cash used in
     financing activities                     (9,859)       (2,863)
Effects of foreign currency
 exchange rates on cash                          218          (605)
                                        ============= =============
  Net increase in cash                         2,546         2,046
Cash at beginning of period                    2,004         1,208
                                        ------------- -------------
Cash at end of period                         $4,550        $3,254
                                        ============= =============


    CONTACT: Stratagene Corporation
             Reg Jones, 858-535-5400, ext. 15419
             or
             EVC Group, Inc.
             Investors
             Douglas Sherk or Jennifer Beugelmans, 415-896-6820
             Anne Bugge, 206-926-5220
             Media
             Chris Toth, 415-896-6820